Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS PRELIMINARY FINANCIAL Q3 RESULTS
Revenue Expected Between $73.0-73.5M; Expected Non-GAAP EPS $0.04 per share

SANTA CLARA, Calif.; April 19, 2012 - Extreme Networks, Inc. (Nasdaq: EXTR) today announced preliminary financial results for its 2012 fiscal third quarter ended April 1, 2012. For the quarter, total net revenue will be in the range of $73.0-73.5 million, as compared to $75.7 million in the third quarter of fiscal 2011 and previous guidance of $80-85 million for the quarter. In addition, estimated non-GAAP EPS per diluted share is 0.04 per share versus a loss of $0.05 per share in the third quarter of fiscal 2011 and previous guidance in the range of $0.06-0.08 per share. The Company will hold a conference call to discuss these preliminary results today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time).

“I am disappointed that we have not been able to meet our Q3 guidance. Revenue for the quarter is lower than expected due to sales execution issues, lower mobility service provider sales, and macro economic conditions, all of which inhibited our ability to deliver an expected improvement on normal seasonality,” said Oscar Rodriguez, president & CEO of Extreme Networks, “Our new products were released as expected, we continue to win industry recognition for our Cloud products, and have seen improving pipelines and improved market awareness for Extreme Networks.”

Total revenue for Q3 is expected to be in line with normal seasonality which is traditionally down by an average of 11% and as much as 15%. The Americas continued to be the strongest performing region with APAC experiencing the weakest quarter. The financial results for the third quarter FY12 were negatively impacted by longer customer sales cycles, sales execution issues, and challenging macroeconomic conditions in some regions.

Over the past year, the Company has made substantial progress transforming its cost structure, as evidenced by the substantial increase in non-GAAP EPS versus the year ago quarter, even at lower revenue levels. Total cash and investments also increased by approximately $1 million from the fiscal 2012 second quarter to $147 million, and the Company maintains no long-term debt.

The next step in the Company's transformation is to drive sales momentum and grow market share, by focusing on improved sales execution. The Company is already implementing key sales leadership and organizational changes to improve performance, and to translate sales opportunities into revenue and earnings.

“As we improve sales execution, we expect to leverage our reduced cost infrastructure to deliver positive EPS and positive cash flow into Q4 and FY13.” said Oscar Rodriguez, President & CEO of Extreme Networks. “We believe the overall business is increasing in strength, and we continue to see improved awareness and demand for our new products as indicated by the 65% increase in our sales of 10 gigabit ports in this past quarter when compared to Q2 FY12. As a result, we believe we are well positioned to grow revenue, earnings, and cash in FY13.

FY12 Guidance
The Company is modifying full year revenue and EPS guidance to reflect a lower, but more focused, range of potential outcomes given the estimated Q3 financial results. Total fiscal year 2012 revenue is expected to be in a range of $317M to $325M and non-GAAP EPS for fiscal year 2012 is expected to be in the range of $0.22 - $0.26 per share, as compared to prior year non-GAAP EPS of $0.08 per diluted share. Estimated Q4 FY12 revenue is expected to be in the range of $82-90M and non-GAAP EPS is expected to be in the range of $0.07 - $0.11 per share.

Conference Call
Extreme Networks will host a conference call to discuss these preliminary results today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The conference call may be heard by dialing 1- 877-303-9826 (international callers dial 1-224-357-2194). A 7-day replay will be available following the call by dialing 1-800-585-8367 (international callers dial 1-404-537-3406). The conference call passcode is 73569564. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com.

Full Q3 Financial Results on May 2, 2012
The Company plans to release complete financial results for the quarter after the close of regular market trading on Wednesday, May 2, 2012, with another conference call to follow at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-877-303-9826 (international callers dial 1-224-357-2194). A 7-day replay will be available following the call by dialing 1-800-585-8367 (international callers dial 1-404-537-3406). The conference call ID is 72565790. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. Financial information to be discussed during the conference call will be posted in the Investor Relations section of the Company's website www.extremenetworks.com.

Extreme Networks, Inc.
Extreme Networks delivers networks for the mobile world. Its open network solutions enable a quality user experience, providing a platform for improved business agility. From the converged mobile edge of enterprises to virtualized clouds, and from data centers to global carrier networks that backhaul mobile traffic, Extreme Networks' extensible services architecture helps set a foundation for mobility, user awareness and faster performance to empower people and machines to connect and move seamlessly. Extreme Networks is headquartered in Santa Clara, California, with offices in more than 50 countries worldwide. For more information, visit: www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

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This announcement contains forward-looking statements, including our guidance regarding future results, that involve risks and uncertainties, including statements regarding the Company's expectations regarding financial performance and product introduction. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: a challenging macro-economic environment both in the United States and overseas; fluctuations in demand for the Company's products and services; a highly competitive business environment for network switching equipment; the Company's effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company's products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.”
“Risk Factors,” which are on file with the Securities and Exchange Commission.”